Exhibit 23.2

[Letterhead of Deloitte Touche Tohmatsu]

INDEPENDENT AUDITORS’ CONSENT

     We hereby consent to the incorporation by reference of our reports on the consolidated financial statements of Alcatel, for the year ended December 31, 2002, dated February 4, 2003 (for Notes 1 to 36) and March 20, 2003 (for Notes 37 to 42) and on the combined financial statements of the Optronics division of Alcatel for the year ended December 31, 2002, dated February 4, 2003 (for Notes 1 to 21) and March 20, 2003 (for Notes 22 and 23), appearing in the Annual Report on Form 20-F of Alcatel for the fiscal year ended December 31, 2002 in the Registration Statement on Form S-8 of Alcatel and to all references to our Firm included in this Registration Statement.

/s/ Deloitte Touche Tohmatsu

Neuilly sur Seine, France
May 5, 2003